As filed pursuant to Rule 424(b)(3)
                                                     Registration No. 333-123237


PROSPECTUS SUPPLEMENT
TO PROSPECTUS DATED MARCH 28, 2005


                            INFORMEDIX HOLDINGS, INC.

                         500,000 Shares of Common Stock

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      On August 18, 2005, Bruce Meyers, President of Meyers Associates, L.P.,
the placement agent ("M/A"), for InforMedix Holdings, Inc. (the "Company") sold 250,000 shares to Rheal Cote ("Cote") pursuant to this prospectus. In connection with Mr. Meyers' sale to Cote, Cote loaned $125,000 to the Company. Mr. Meyers received 375,000 replacement shares of Common Stock from the Company. As consultant to the Company, M/A received warrants to purchase 62,500 shares of the Company's Common Stock, par value $.001 per share (the "Common Stock") at $0.15 per share, a 10% cash commission of $12,500 and a 3% non-accountable expense allowance of $3,750.

      On August 24, 2005, M/A sold 150,000 shares to Michael F. Stone ("Stone") pursuant to this prospectus. In connection with M/A's sale to Stone, Mr. Stone loaned $75,000 to the Company. As consultant to the Company, M/A received warrants to purchase 37,500 shares of the Common Stock, a 10% cash commission of $7,500 and a 3% non-accountable expense allowance of $2,250. M/A also received 225,000 replacement shares of Common Stock from the Company.

      On September 9, 2005, Imtiaz Khan, an officer of M/A sold 100,000 shares to Donald Mudd ("Mudd") pursuant to this prospectus. In connection with Mr. Khan's sale to Mudd, Mr. Mudd loaned $50,000 to the Company. As consultant to the Company, M/A received warrants to purchase 25,000 shares of the Common Stock, a 10% cash commission of $5,000 and a 3% non-accountable expense allowance of $1,500. Mr. Khan received 150,000 replacement shares of Common Stock from the Company.

      This supplement reduces the number of shares identified in the prospectus, dated March 28, 2005, to 14,366,111 shares of our Common Stock.

      This prospectus supplement should be read in conjunction with the prospectus, dated March 28, 2005, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in this prospectus supplement shall have the meanings given them in the prospectus.

      Investing in our common stock involves risks. Beginning on page 8 of the prospectus, we have listed several "Risk Factors" which you should consider. You should read the entire prospectus carefully before you make your investment decision.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

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          The date of this prospectus supplement is September 23, 2005